Exhibit 99

USANA Health Sciences Announces Fourth Quarter and Full-Year 2009 Financial Results That Exceed Guidance

  2009 marks the 7th consecutive year of record sales
  Net sales increase to a record $116.8 million and $436.9 million
  Earnings per share increase to $0.66 and $2.17
  Guidance provided for 2010

SALT LAKE CITY--(BUSINESS WIRE)--February 9, 2010--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for its fiscal fourth quarter and full-year ended January 2, 2010.

Financial Performance

Net sales in the fourth quarter of 2009 improved 5.2% to a record $116.8 million, compared with $111.1 million in the fourth quarter of the prior year. The fourth quarter of 2008 was a 14-week quarter and included, comparatively, one additional week of sales. Excluding this extra week of sales in the fourth quarter of 2008, net sales for the fourth quarter of 2009 increased year-over-year by 12.2%. This increase over the prior year was due to an overall increase in product sales and a $6.5 million benefit from changes in currency exchange rates.

Net earnings in the fourth quarter were $10.2 million, or $0.66 per share, compared with $4.5 million, or $0.29 per share, in the fourth quarter of the prior year. Excluding a non-recurring expense in the fourth quarter of 2008, net earnings increased by $1.5 million, or 16.7%, and earnings per share increased by $0.10, or 17.9%. The increase in net earnings resulted from lower selling, general and administrative expenses, improved gross profit margins, and a benefit in other income due to changes in foreign currency gains and losses. These improvements were partially offset by higher Associate incentives expense.

In the full-year ended January 2, 2010, net sales increased by 1.8% to a record $436.9 million, compared with $429.0 million in the prior year. Excluding the extra week of sales in 2008 and the negative effect of changes in currency exchange rates, which reduced sales by $17.1 million, net sales increased by 7.6%, compared with the prior year. This growth in sales was due to an overall increase in product sales, driven by a higher average number of active Associates.

Net earnings in the full-year 2009 were $33.6 million, or $2.17 per share, compared with net earnings of $29.9 million, or $1.85 per share in the prior year. Excluding a non-recurring expense in 2008, net earnings decreased by $643 thousand or 1.9%. This decrease in net earnings can primarily be attributed to unfavorable currency exchange rates and higher Associate incentives expense. Earnings per share, however, increased by $0.05, or 2.4%, due to a lower number of average shares outstanding.

“We are pleased with the momentum we experienced in our business in the fourth quarter, which allowed us to finish 2009 on a strong note and exceed guidance,” said Dave Wentz, chief executive officer. “Although the global recession and other external factors presented challenges to our business during the year, our growing international presence and proven business model allowed us to meet these challenges. In 2009, we completed our first full year of successful operations in the Philippines, saw the benefits of the two enhancements we made to our Associate compensation plan, and introduced several new and innovative products and sales tools. With this momentum, I believe we are well positioned for further growth and profitability in 2010.”

Regional Results

During the fourth quarter of 2009, net sales in North America decreased by 9.3%, or $6.2 million, to $60.8 million, compared with the fourth quarter of the prior year. Excluding the extra week of sales in 2008, net sales in North America decreased by 3.5%. More specifically, sales in the U.S. decreased by 6.2%, and local currency sales in Canada decreased by 11.8% but increased by 4.6% in Mexico. Active Associates in the North America region decreased by 9.3% to 97,000, compared with the fourth quarter of the prior year. On a consecutive quarter basis, sales in the U.S. decreased by 2.4%, while sales in Canada increased by 5.8% and increased by 8.4% in Mexico.

Net sales in the Asia Pacific region for the fourth quarter of 2009 increased by 27.1%, or $11.9 million, to $56.0 million, compared with the fourth quarter of the prior year. This improvement was primarily due to an overall increase in product sales, driven by a 12.1% growth in the number of active Associates. The number of active Associates in this region grew in the fourth quarter to a record 102,000, compared with 91,000 in the fourth quarter of the prior year. This increase in the number of active Associates was primarily due to double-digit growth in Hong Kong, Malaysia, and South Korea. Additionally, the Company’s newest market, the Philippines, added 4,000 Associates. On a consecutive quarter basis, sales in Asia Pacific continued to grow, increasing by 10.9%.

“We are not satisfied with the recent financial and operating results in North America,” continued Wentz. “We understand this region’s importance to our global business model and are taking action to implement initiatives and training tools to help regain momentum in this region. We are pleased by the rapid growth of our Asia Pacific region, which continues to report consecutive quarters of strong growth in both sales and Associates. In light of the impressive momentum and Associate enthusiasm that we are experiencing in our Asia Pacific region, we expect 2010 to be another record year for USANA.”

Outlook

Today, the Company is providing its financial guidance for the full-year 2010. The Company projects consolidated net sales to be between $465 million and $475 million, compared with actual net sales of $436.9 million in 2009. Earnings per share for 2010 are estimated to be between $2.45 and $2.55, compared with actual earnings per share of $2.17 in 2009.

Jeff Yates, chief financial officer, said, “I am pleased with our fourth quarter results, which contributed to another solid year financially for USANA. We remain committed to regaining momentum in the U.S. and Canada, and we will continue to support the strong growth in our Asia Pacific region. Additionally, we anticipate a meaningful improvement in our operating margins in 2010.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, February 10, 2010 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	3-Jan-09	2-Jan-10	3-Jan-09(1)	2-Jan-10

Net sales	$111,058	$116,784	$429,012	$436,940
Cost of sales	23,264	23,567	88,878	89,803
Gross profit	87,794	93,217	340,134	347,137

Operating expenses
Associate incentives	46,769	53,353	178,309	196,363
Selling, general and administrative	33,418	24,520	113,828	99,983

Earnings from operations	7,607	15,344	47,997	50,791

Other income (expense)	(1,051)	42	(1,676)	187
Earnings before income taxes	6,556	15,386	46,321	50,978

Income taxes	2,066	5,179	16,376	17,422

NET EARNINGS	$4,490	$10,207	$29,945	$33,556

Earnings per share - diluted	$0.29	$0.66	$1.85	$2.17
Weighted average shares outstanding - diluted	15,642	15,558	16,163	15,432

(1) Derived from audited financial statements

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	3-Jan-09	2-Jan-10
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,281	$13,658
Inventories	23,879	25,761
Other current assets	15,514	12,507
Total current assets	52,674	51,926

Property and equipment, net	57,369	57,241
Goodwill	5,690	5,690
Other assets	6,839	8,581
Total assets	$122,572	$123,438

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,879	$5,810
Other current liabilities	47,655	34,668
Total current liabilities	54,534	40,478

Line of credit	34,990	7,000
Other long-term liabilities	1,212	1,587
Stockholders' equity	31,836	74,373
Total liabilities and stockholders' equity	$122,572	$123,438

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	3-Jan-09		2-Jan-10
Region
North America

United States	$42,350	38.1%	$37,168	31.8%

Canada	18,653	16.8%	17,631	15.1%

Mexico	6,011	5.4%	6,000	5.2%

North America Total	67,014	60.3%	60,799	52.1%

Asia Pacific

Southeast Asia/Pacific	22,368	20.2%	25,502	21.8%

East Asia	17,532	15.8%	24,589	21.1%

North Asia	4,144	3.7%	5,894	5.0%

Asia Pacific Total	44,044	39.7%	55,985	47.9%

Consolidated	$111,058	100.0%	$116,784	100.0%
Active Associates by Region (1)
(Unaudited)

	As of
	3-Jan-09		2-Jan-10
Region
North America

United States	63,000	31.8%	57,000	28.6%

Canada	29,000	14.6%	25,000	12.6%

Mexico	15,000	7.6%	15,000	7.5%

North America Total	107,000	54.0%	97,000	48.7%

Asia Pacific

Southeast Asia/Pacific	44,000	22.2%	46,000	23.1%

East Asia	40,000	20.2%	48,000	24.2%

North Asia	7,000	3.6%	8,000	4.0%

Asia Pacific Total	91,000	46.0%	102,000	51.3%

Total	198,000	100.0%	199,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	3-Jan-09		2-Jan-10
Region
North America

United States	43,000	60.6%	39,000	58.2%

Canada	16,000	22.5%	16,000	23.9%

Mexico	3,000	4.2%	3,000	4.5%

North America Total	62,000	87.3%	58,000	86.6%

Asia Pacific

Southeast Asia/Pacific	7,000	9.9%	7,000	10.4%

East Asia	1,000	1.4%	1,000	1.5%

North Asia	1,000	1.4%	1,000	1.5%

Asia Pacific Total	9,000	12.7%	9,000	13.4%

Total	71,000	100.0%	67,000	100.0%
(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Investors contact:
Patrique Richards
Investor Relations
801-954-7961
investor.relations@us.usana.com
Media contact:
Dan Macuga
Public Relations
801-954-7280